EXHIBIT 1

LETTER OF CONFIRMATION		Investor Services
April 11, 2005
To:
Alberta Securities Commission
British Columbia Securities Commission
Manitoba Securities Commission
Office of the Administrator, New Brunswick
Securities Commission of Newfoundland and Labrador
Nova Scotia Securities Commission
Ontario Securities Commission
Registrar of Securities, Prince Edward Island
L'Autorite des marches financiers
Securities Division, Saskatchewan Financial Services Commission
The Toronto Stock Exchange
New York Stock Exchange
U.S. Securities and Exchange Commission	100 University Avenue Toronto, Ontario M5J 2Y1 Telephone 1-800-663-9097 www.computershare.com	Canada Australia Channel Islands Hong Kong Germany Ireland New Zealand Philippines South Africa United Kingdom USA

Dear Sirs:

Subject:    MI Developments Inc. (the "Corporation")

We confirm that the following materials were sent by pre-paid mail on April 8 2005, to the registered holders and non-objecting beneficial owners of Class A Subordinate Voting Shares and Class B Shares of the Corporation:

1.
Notice of Annual and Special Meeting of Shareholders/Management Information Circular/Proxy Statement

2.
Proxy (to registered holders only)

3.
Voting Instruction Form (to NOBO holders only)

4.
2004 Annual Report

5.
Return Envelope

We further confirm that copies of the above-mentioned materials including a Supplemental Mailing List Return Card were sent by courier on April 6, 2005 to those intermediaries holding Class A Subordinate Voting Shares and/or Class B Shares of the Corporation who responded directly to Computershare with respect to the search procedures in compliance with current securities legislation requirements for delivery to beneficial owners.

We are providing this confirmation to you in our capacity as agent for the Corporation.

Yours truly,

Computershare Investor Services Inc.
Agent for MI Developments Inc.

416-263-9296 (Phone)
416-981-9800 (Fax)